Exhibit 10.2

Chemical Bank
July 31, 2019

Mr. Brennan Ryan

Re:	Supplement to Employment Agreement dated July 9, 2018 by and among Chemical Financial Corporation, Chemical Bank and Brennan Ryan (the "Employment Agreement")

Dear Brennan,

Chemical Financial Corporation (the "Chemical") considers your continued service and dedication as co-Chair of our Integration Steering Committee to be an integral part of our integration efforts as we look to combine our company with TCF Financial Corporation ("TCF") following the closing of our proposed merger transaction with TCF (the "Merger"), pursuant to the Agreement and Plan of Merger by and between Chemical and TCF, dated as of January 27, 2019. Accordingly, we are pleased to confirm our understandings and agreements regarding certain changes to the terms of your employment that will occur immediately following the consummation of the Merger.

Capitalized terms that are not otherwise defined in this letter shall have the meanings ascribed to them in the Employment Agreement. The terms of this letter shall constitute a part of and be a supplement to the Employment Agreement, which Employment Agreement will remain in effect following the Letter Effective Date (as defined below), except as otherwise provided in this letter. The terms of this letter shall prevail wherever inconsistent with and/or supplemental to the Employment Agreement, as follows.

1.
Letter Effective Date. The terms of this letter shall become effective on the date when the Merger becomes effective, as set forth in the certificates of merger with respect to the Merger, to be filed with the Secretary of State of the State of Delaware and the Michigan Department of Licensing and Regulatory Affairs (the "Letter Effective Date"). If the Letter Effective Date does not occur, this letter shall be null and void ab initio and of no force and effect whatsoever.

2.
Position; Duties [Section 2 of Employment Agreement]. At the Letter Effective Date, Executive shall report to the President of TCF National Bank, Tom Shafer, and serve as (a) co-Chair of Chemical’s Integration Steering Committee (his principal position), and (b) in such positions with Affiliates as are reasonably requested by Chemical, provided that the duties of such positions are consistent with Executive’s responsibilities in Executive’s principal position, which duties in the aggregate shall constitute Executive’s employment ("Employment").

3.
Termination Without Cause [Section 7 of Employment Agreement]. This letter confirms that the Merger will constitute a Change in Control under the terms of the Employment Agreement. Executive shall remain in his Employment through January 10, 2020, at which time, and not until such time (unless Executive’s Employment is earlier terminated for Cause or due to death or Disability), Executive will automatically incur a Termination Without Cause (and is hereby notified thereof) and be entitled to the Change in Control Severance Pay and other benefits set forth in Section 7 of the Employment Agreement, subject to the conditions described in the Employment Agreement.

4.
Annual Incentive Award. Notwithstanding any provision of any annual incentive plan to the contrary, upon Executive’s Termination Without Cause, Chemical shall pay to Executive his annual incentive bonus for the year ended December 31, 2019, in cash, with such amount to equal the greater of (a) Executive’s target (100%) bonus, which for 2019 is 80% of Executive’s Base Salary, and (b) Executive’s actual bonus based on the actual performance of Chemical measured through the latest practicable date prior to the date of consummation of the Change in Control, as determined by the Compensation and Pension Committee of the Board of Directors of Chemical.

5.	Non-Competition [Section 12(b)(v) of Employment Agreement]. The definition of "Restricted Territory" in Section 12(b)(v) of the Employment Agreement shall be deleted and replaced with the following:

""Restricted Territory" means Michigan or any other state in which Chemical or any Affiliate operates a banking, insurance or securities products and services Business as of the date that is immediately prior to the Letter Effective Date, or during the twelve (12) month period immediately prior to such Letter Effective Date; provided, however, that for any new states in which Chemical or any Affiliate began to conduct Business after July 9, 2018, the Restricted Territory shall only encompass such state to the extent deposit operations from such state represent in excess of $1 billion as of the date that is immediately prior to the Letter Effective Date."

6.	Change in Control Payment Calculations. The following calculations will be used to determine your Change in Control Severance payment per Section 7(c)(i) of Employment Agreement:

a.	Base Salary: $650,000

b.	Bonus at 139% of Target: $722,800

c.	Severance Multiplier: 2x

d.	Cash Severance: $2,745,600

7.
Miscellaneous. Except as expressly amended or supplemented hereby, all terms, provisions, conditions and covenants contained in the Employment Agreement are not modified by this letter and continue in full force and effect as originally written.

We appreciate your contributions to Chemical to date. If you accept and are in agreement with the above-described terms, please return to me a signed copy of this letter.

Sincerely,
/s/ Thomas C. Shafer

Thomas C. Shafer
Chief Executive Officer and President
Chemical Bank

Agreed to and accepted by:

_/s/ J. Brennan Ryan______________________    _August 1, 2019____________________________
J. Brennan Ryan                    Date